EXHIBIT 99.4
Metro’s Transaction Listing Required by Item 5(c)

	Total Number of Shares of
Date of Transaction	Common Stock Sold	Average Sales Price
August 6, 2008	40,900	$23.9191
August 7, 2008	33,500	$23.6652
August 8, 2008	120,300	$24.0822
August 11, 2008	45,000	$24.3262
August 12, 2008	53,100	$24.0430
August 13, 2008	45,000	$23.8738
August 14, 2008	52,500	$23.9439
August 15, 2008	73,761	$24.0044
August 18, 2008	53,200	$23.9485
August 19, 2008	50,000	$23.8072
August 20, 2008	56,700	$23.8867
August 21, 2008	55,000	$23.8451
August 22, 2008	30,000	$23.6741
August 25, 2008	60,000	$23.7267
August 26, 2008	50,000	$23.6953
August 27, 2008	49,775	$23.9142
August 28, 2008	60,000	$23.9203
August 29, 2008	19,543	$23.7911